ANNUAL STATEMENT OF COMPLIANCE

Reference is hereby made to that certain Pooling and Servicing Agreement dated as of October 1, 2012, by and among Deutsche Mortgage & Asset Receiving Corporation, as Depositor, Wells Fargo Bank, National Association, as Master Servicer, Midland Loan Services, a division of PNC Bank, National Association, as Special Servicer, U.S. Bank National Association, as Trustee, Deutsche Bank Trust Company Americas as Certificate Administrator, Paying Agent and Custodian and Situs Holdings LLC, as Operating Advisor, with respect to Commercial Mortgage Pass-Through Certificates Series 2012-CCRE3 (the "Agreement"). Capitalized terms used herein not otherwise defined shall have the meanings assigned in the Agreement.

Pursuant to Section 10.11 of this Agreement, I, Daniel Bober, Executive Vice President of Commercial Mortgage Services do hereby certify that:

1.	A review of the activities of the Servicer during the period from October 1, 2012 through December 31, 2012, and of its performance per the Agreement during such period has been made under my supervision, and
2.	To the best of my knowledge, based on such review, the Servicer, has fulfilled all of its obligations under this Agreement in all material respects throughout the period October 1, 2012 through December 31, 2012.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the 13th day of March 2013.

Daniel Bober
Executive Vice President
Wells Fargo Bank

Wells Fargo Bank, N.A.